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                                                                 Exhibit 99.3

                               ADAC LABORATORIES
                              AMENDED AND RESTATED
                      EMPLOYEE STOCK PURCHASE PLAN (1994)



         1. ESTABLISHMENT OF THE PLAN; PURPOSE. This Employee Stock Purchase Plan (1994) (the "Plan") is established to provide Eligible Employees with an opportunity through regular payroll deductions to purchase Common Stock of ADAC Laboratories (the "Company") so that they may increase their proprietary interest in the Company. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code.

         2. DEFINITIONS. As used herein, the following definitions shall apply:

                 (a) "Board of Directors" means the Committee, if one has been appointed, or the Board of Directors of the Company if no Committee has been appointed.

                 (b) "Code" means the Internal Revenue Code, as amended from time to time.

                 (c) "Committee" means the committee appointed by the Board of Directors to administer the Plan in accordance with Section 3 below, if one is appointed.

                 (d) "Company" means ADAC Laboratories and such present or future Subsidiaries, as defined in Section 424 of the Code, of the Company as the Board of Directors shall from time to time designate.

                 (e) "Compensation" means the annual base rate of pay of a Participant, determined in accordance with nondiscriminatory rules adopted by the Board of Directors, including commissions, but excluding bonuses, income with respect to stock options or other stock purchases, moving expense reimbursements, shift differentials or any pay for work outside the regular work schedule.

                 (f) "Eligible Employee" means any regular employee of the Company who is customarily employed for at least 20 hours per week and more than five (5) months in any calendar year.

                 (g) "Fair Market Value" of a share of Stock means the NASDAQ closing price on the applicable date. In the event the Stock is not traded on the date as of which the Fair Market Value is to be determined, Fair Market Value shall be determined as of the next preceding date on which the Stock is traded.

                 (h) "Interim Offering Period" means each period (of up to three months in duration) during and within an Offering Period, all as established by the Board of Directors.





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ADAC Laboratoires
Amended and Restated
Employee Stock Purchase Plan (1994)


                 (i) "Option" means the right of a Participant to purchase Stock during the applicable Offering Period.


                 (j)      "Offering Date" means the first day of each Offering
Period.

                 (k) "Offering Period" means, in the absence of a specific determination to the contrary by the Board of Directors or the Committee, a 27-month period during which contributions may be made toward the purchase of Stock under the Plan. The Board of Directors or the Committee shall establish from time to time Option Periods which shall be up to twenty-seven (27) months. The first Offering Period under the Plan shall commence March 1, 1994.

                 (l) "Participant" means an Eligible Employee who elects to participate in the Plan.

                 (m) "Plan Account" means the account established for each Participant pursuant to the Plan. No interest shall accrue for the Participant in the Plan Account.

                 (n) "Purchase Price" means the price at which Participants may purchase Stock as determined pursuant to the Plan.

                 (o)      "Stock" means the Common Stock of the Company.

                 (p) "Subsidiary" means a corporation a majority of whose voting shares are owned by the Company.

         3. ADMINISTRATION. The Plan shall be administered by the Board of Directors and/or by a duly appointed Committee consisting of two or more persons, at least two of which shall be members of the Board of Directors, and having such powers as shall be specified by the Board. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. The interpretation and construction by the Board of Directors or the Committee of any provision of the Plan or of any right to purchase Stock shall be conclusive and binding on all persons.

         4. NUMBER OF SHARES TO BE OFFERED. The maximum aggregate number of shares which shall be offered under the Plan shall be 185,000 shares of Stock, subject to adjustment as provided in Section 8 hereof. In the event that any Option granted under the Plan expires or is terminated for any reason, such shares allocable to the unexercised portion of such Option shall again be subject to an Option under the Plan.





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ADAC Laboratoires
Amended and Restated
Employee Stock Purchase Plan (1994)





         5.      ELIGIBILITY AND PARTICIPATION.

                 (a) INITIAL PARTICIPATION. An Eligible Employee shall become a Participant on the Offering Date after satisfying the eligibility requirements by delivering to the Company's payroll office an enrollment form authorizing payroll deductions not less than ten (10) business days prior to such Offering Date. An Eligible Employee who did not enroll in the Plan prior to the Offering Date, or a person who becomes an Eligible Employee after an Offering Date, may enroll in the Plan for the remainder of the Offering Period as of the beginning of the next Interim Offering Period by completing and filing an enrollment form prior to the commencement date of such Interim Offering Period.

                 (b) CONTINUED PARTICIPATION. A Participant shall automatically participate in each successive Offering Period (including Interim Offering Periods) until such time as such Participant withdraws from the Plan as set forth below. A Participant is not required to file any additional enrollment forms for subsequent Offering Periods in order to continue participation in the Plan.

                 (c) PAYROLL DEDUCTION RATE. The Participant shall designate on the enrollment form the percentage of Compensation which he or she elects to have withheld for the purchase of Stock, which may be any whole percentage from 1% to 10% of the Participant's Compensation. A Participant may reduce (but not increase) the rate of payroll withholding during an Offering Period by filing an amended enrollment form with the Committee at any time prior to the last day of any Interim Offering Period (for which such change is to be effective), but not more than three (3) changes may be made in any Offering Period (or such other number of changes as may be approved by the Board or the Committee). A Participant may increase or decrease the rate of payroll deduction for any subsequent Offering Period by filing with the Company a new authorization for payroll deductions not less than ten (10) days prior to the Offering Date for such subsequent Offering Period.

                 By enrolling in the Plan, a Participant shall be deemed to have elected to purchase the maximum number of whole shares of Stock which can be purchased with the amount of the Participant's Compensation which is withheld during the Offering Period; provided, however, that with respect to any Interim Offering Period no Participant may purchase more than 100 shares of Stock or shares of Stock in excess of the amount permitted under Section 9.

                 (d) OFFERING PERIOD. Any Options granted pursuant to the Plan shall be subject to the Company obtaining all necessary governmental approvals and/or qualifications of the sale and/or issuance of Options and/or Stock.





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